Exhibit 3.12

CERTIFICATE OF INCORPORATION

OF

AGRILINK HOLDINGS INC.

1. The name of the corporation is AGRILINK HOLDINGS INC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose for which it is formed is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

4. The aggregate number of shares which the corporation shall have authority to issue is 3,000 all of which are to be common shares with a par value of $.01 per share.

5. The name and mailing address of the incorporator is:

Carla J. Penazek	99 Garnsey Road Pittsford, NY 14534

6. The Board of Directors of the corporation is expressly authorized to make, alter or repeal by-laws of the corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

7. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended in a manner more favorable to directors, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate this 11th day of July, 2002, and hereby affirms the truth of the statements contained herein under penalties of perjury.

/s/ Carla J. Penazek
Carla J. Penazek
Incorporator

2

CERTIFICATE OF

RESTATED CERTIFICATE OF INCORPORATION

OF

AGRILINK HOLDINGS

I, David M. Mehalick, being the duly elected Vice President of Agrilink Holdings Inc., a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), does hereby certify as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on July 11, 2002.

2. That the Board of Directors of the Corporation, pursuant to Sections 242 and 245 of the DGCL, adopted resolutions authorizing the Corporation to amend, integrate and restate the Corporation’s Certificate in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

3. That the holders of a majority of the Corporation’s issued and outstanding capital stock approved and adopted the Restated Certificate in accordance with Sections 242 and 245 of the DGCL. Written notice of the adoption of the amendment and restatement of the Certificate herein certified has been given to those stockholders who were not present at the meeting held by the stockholders, as provided in the DGCL.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury and has executed this Certificate as of this 19th day of August 2002.

AGRILINK HOLDINGS INC.

By:	/s/ David M. Mehalick
Name:	David M. Mehalick
Title:	Vice President

RESTATED

CERTIFICATE OF INCORPORATION

OF

AGRILINK HOLDINGS INC.

FIRST: The name of the corporation (hereinafter referred to as the “Corporation”) is Agrilink Holdings Inc.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The, purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: AUTHORIZED SHARES

The total number of shares of capital stock which the Corporation has authority to issue is 1,000 shares, consisting of:

(1) 100 shares of 15% Series A Preferred Stock, par value 5.01 per share (the “Preferred Stock”); and

(2) 900 shares of Common Stock, par value $.01 per share (the “Common Stock”).

The Preferred Stock and the Common Stock are hereinafter collectively referred to as “Capital Stock.” Certain capitalized terms used in this Certificate of Incorporation are defined in Section 7 of Part B of this Article FOURTH.

B. PROVISIONS APPLICABLE TO PREFERRED STOCK

Section 1. Dividends General Obligation. When and as declared by the Corporation’s board of directors and to the extent permitted under the DGCL, the Corporation shall pay preferential dividends to the holders of the Preferred Stock as provided in this Section 1. Except as otherwise provided herein, dividends on each share of the Preferred Stock (a “Share”) shall accrue at a rate of 15% per annum on a daily basis and, beginning on September 30, 2002, compound quarterly on March 31, June 30, September 30 and December 31 of each year (i.e. 3.75% quarterly) on the sum of (i) the Liquidation Value thereof plus (ii) all accumulated and unpaid dividends thereon, from and including the date of issuance of such Share to and including the date on which the Liquidation Value of such Share (plus all accumulated and all accrued and unpaid but not yet accumulated dividends thereon) is paid. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

1B Dividend Reference Dates. To the extent not paid in cash on March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2002 (the “Dividend Reference Dates”), all dividends which have accrued on each Share outstanding during the three-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid. All dividends paid on a Share shall be applied first to and to the extent of unpaid dividends that have not been accumulated and then to and to the extent of accumulated dividends, if any.

1C Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays in cash less than the total amount of unpaid dividends accrued on the Preferred Stock then outstanding, such payment shall be distributed ratably among the shares of Preferred Stock based on the relative Liquidation Value (plus all accumulated and all accrued and unpaid but not yet accumulated dividends) of such Shares.

ID. Participation in Common Dividends. The holders of Preferred Stock shall be entitled to participate, on a share for share basis with the Common Stock, in all dividends declared or paid on the Common Stock.

Section 2. Liquidation. Upon any Liquidation of the Corporation, each holder of Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value (plus all accumulated and all accrued and unpaid but not yet accumulated dividends) of all Shares held by such holder, and thereafter the holders of Preferred Stock shall be entitled to participate, on a share for share basis with the Common Stock, in all amounts available to be distributed to the holders of the Common Stock in any Liquidation of the Corporation. If, upon any such Liquidation of the Corporation, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid in respect of their Preferred Stock, then the entire assets to be distributed shall be distributed ratably among the shares of Preferred Stock based on the relative Liquidation Value (plus all accumulated and all accrued and unpaid but not yet accumulated dividends) of such Shares. The Corporation shall mail written notice of such Liquidation, not less than 60 days prior to the payment date stated therein, to each record holder of Preferred Stock.

Section 3. Priority of Preferred Stock. So long as any Preferred Stock remains outstanding, (1) the Corporation shall not authorize or issue any class or series of capital stock of the Corporation that is senior to or pari passu with the Preferred Stock in priority with respect to dividends or distributions or upon Liquidation, and (2) neither the Corporation nor any of its subsidiaries shall redeem, purchase or otherwise acquire directly or indirectly, or set apart funds for the redemption, purchase or acquisition any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities (other than a dividend payable solely in Junior Securities).

Section 4. Voting Rights. Except as otherwise required by applicable law or in this Certificate of Incorporation, the Preferred Stock shall vote together with the Common Stock as one class and each holder of Preferred Stock shall be entitled to one vote per Share on all matters to be voted on by the Corporation’s stockholders.

Section 5. Conversion.

5A. Conversion Procedure.

(i) Upon the occurrence of the Initial Public Offering, the Corporation may require by written notice to all holders of Preferred Stock that all outstanding shares of Preferred Stock shall be converted into a number of shares of Common Stock computed by dividing (a) the sum of (I) the product of the number of Shares and the applicable Liquidation Value thereof plus (2) all accumulated and all accrued and unpaid but not yet accumulated dividends on such Shares la (b) the Conversion Price. In addition to the shares of Common Stock issuable pursuant to the foregoing sentence, each Share shall be converted into one additional share of Common Stock.

(ii) The conversion of Preferred Stock shall be deemed to have been effected as of the date on which the closing of the Initial Public Offering occurs, and the certificate or certificates representing the Shares shall be surrendered at the principal office of the Corporation on such date or as soon as practicable thereafter (or at such other place of which the Corporation notifies in writing the holders of the certificate or certificates representing such Shares). At such tune as such conversion has been effected, the rights of the holder of such Shares as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(iii) As soon as possible after a conversion has been effected (but in any event within five business days in the case of subsection (a) below), the Corporation shall deliver to the converting holder:

(a) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

(b) payment of the amount payable under subsection (v) below with respect to such conversion.

(iv) The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders of such Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock.

(v) If any fractional amount of a share of Common Stock would, except for the provisions of this subsection, be deliverable upon any conversion of a holder’s Preferred Stock, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the product of the Conversion Price and such frictional amount.

5B. Conversion Price. The price per share at which each Share of Preferred Stock shall be subject to conversion pursuant to Section 5A (the “Conversion Price”) shall be the price per share received by the Corporation in respect of a share of Common Stock in the Initial Public Offering.

Section 6. Subdivision or Combination of Common Stock. If the Corporation at any time (i) subdivides (by any stock split, stock dividend, recapitalization or otherwise) shares of Preferred Stock into a greater number of shares or (ii) combines (by reverse stock split or otherwise) shares of Preferred Stock into a smaller number of shares, then the Shares of Common Stock shall be subdivided or combined, as the case may be, in the same manner.

Section 7. Definitions. As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the following meanings:

“Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust established and maintained for the benefit of such individual, such individual’s spouse or such individual’s descendants.

“Initial Public Offering” means the Corporation’s first Public Offering.

“Junior Securities” means (a) any class or series of capital stock of the Corporation, whether now existing or hereafter authorized, that is junior to the Preferred Stock in priority with respect to dividends or distributions or upon Liquidation and (b) any rights, warrants, options, convertible or exchangeable securities, exercisable for or convertible or exchangeable into, directly or indirectly, any class or series of capital stock described in clause (a) above, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Liquidation,” with respect to the Corporation, means the liquidation, dissolution or winding up of the Corporation. Neither the consolidation or merger of the Corporation into or with any other Person or Persons, nor the sale by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation shall constitute a Liquidation.

“Liquidation Value” means 51,375,000 per Share of the Preferred Stock

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a joint stock company, a limited liability company, a trust, an unincorporated association and any other entity or organization.

“Public Offering” means a sale by the Corporation of Common Stock of the Corporation to the public in an offering pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as then in effect; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan.

C. PROVISIONS APPLICABLE TO COMMON STOCK

Section 1. Voting Rights. Except as otherwise required by applicable law and the provisions of this Certificate of Incorporation, the holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders.

Section 2. Dividends. As and when dividends are declared or paid on the Common Stock, whether in cash, property or securities of the Corporation, subject to Section 1D of Part B of this Article Fourth, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the Preferred Stock.

Section 3. Liquidation. Subject to the provisions of the Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all amounts available to be distributed to the holders of the Common Stock in any Liquidation of the Corporation.

Section 4. Subdivision or Combination of Common Stock. If the Corporation at any time (i) subdivides (by any stock split, stock dividend, recapitalization or otherwise) shares of Common Stock into a greater number of shares or (ii) combines (by reverse stock split or otherwise) shares of Common Stock into a smaller number of shares, then the Shares of Preferred Stock shall be subdivided or combined, as the case may be, in the same manner and the Liquidation Value shall be proportionately adjusted.

D. PROVISIONS APPLICABLE TO CAPITAL STOCK

Section 1. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Capital Stock. Upon the surrender of any certificate representing Capital Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Capital Stock represented by such new certificate from the date to which dividends have been fully paid on such Capital Stock represented by the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.

Section 2. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of any series of Capital Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided, that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Capital Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 3. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of (i) Part B of this Article Fourth (or any definitions used therein) without the prior approval of the holders of a majority of the Preferred Stock outstanding at the time such action is taken, (ii) Part C of this Article Fourth (or any definitions used therein) without the prior approval of the holders of a majority of the Common Stock and the Preferred Stock, in each case outstanding at the time such action is taken, voting together as one class; provided, that any amendment of Part C shall affect each share of Common Stock equally, or (iii) Part A(1), Part A(2) (other than any amendment in connection with a subdivision or combination of Shares pursuant to Section 6 of Part B of this Article Fourth or Section 4 of Part C of this Article Fourth) or Part D of this Article Fourth (or any definitions used therein) without the prior approval of (a) the holders of a majority of the Common Stock and the Preferred Stock voting together as one class and (b) the holders of a majority of the Preferred Stock in each case outstanding at the time such action is taken. Any approval required by this Section 3 may be obtained by vote at an annual or special meeting of the Corporation’s stockholders or without a meeting by written consent.

Section 4. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such bolder).

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is hereby authorized to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

EIGHTH: The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL) the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article Eighth shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit; provided further, however, that if in the future the DGCL is amended or modified (including, but not limited to, Section 102(a)(7)) to permit the elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article Eighth shall be deemed to be automatically amended to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent. This Article Eighth shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article Eighth becomes effective.

NINTH: INDEMNIFICATION

Section 1. Nature of Indemnity. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he (or a person of whom he is the legal representative), is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the, basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL (including, without limitation, Section 145 thereof), as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, that, except as provided in Section 2 of this Article Ninth, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article Ninth shall be a contract right and, subject to Section 2 and Section 4 of this Article Ninth, shall include the right to payment by the Corporation of the expenses incurred in defending any such proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 2. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Section 1 of this Article Ninth or advance of expenses wider Section 4 of this Article Ninth shall be made promptly, and in any event within 30 days, upon the written request of the director or officer, If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article Ninth is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancing of expense; in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Ninth shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation- Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholder) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Nonexclusivity of Article Ninth. The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Ninth shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be promoter, director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 4. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Ninth.

Section 5. Expenses. Expenses incurred by any person described in Section 1 of this Article Ninth in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition unless otherwise determined by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

Section 6. Employees and Agents. Persons who are not covered by the foregoing provisions of this Article Ninth and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

Section 7. Contract Rights. The provisions of this Article Ninth shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Ninth and the relevant provisions of the DGCL or other applicable law are in effect, and any repeal or modification of this Article Ninth or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

Section 8. Merger or Consolidation. For purposes of this Article Ninth, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Ninth with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

AGRILINK HOLDINGS INC.

AGRILINK HOLDINGS INC, (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the Corporation, by unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered “1” so that, as amended, said Article shall read as follows:

1. The name of the corporation is BIRDS EYE HOLDINGS, INC.

SECOND: That in lieu of a meeting and vote of the sole shareholder of the Corporation, written consent to said amendment has been signed by the holder of all the outstanding stock of the Corporation and such written consent has been delivered to the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said Corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said AGRILINK HOLDINGS INC has caused this Certificate of Amendment to be signed by Dennis M. Mullen, its President this 23rd day of January, 2003 and he does hereby affirm the truth of the statements contained herein under penalty of perjury.

/s/ Dennis M. Mullen
Dennis M. Mullen, President

2

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

* * * * *

Birds Eye Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

That the registered office of the corporation in the state of Delaware is hereby changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.

That the registered agent of the corporation is hereby changed to The Corporation Trust Company, the business address of which is identical to the aforementioned registered office as changed.

That the changes in the registered office and registered agent of the corporation as set forth herein were duty authorized by resolution of the Board of Directors of the corporation.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by an authorized officer, this 9th day of March, 2004.

Birds Eye Holdings, Inc.

/s/ Earl L. Powers
Earl L. Powers
Secretary/Treasurer

STATE OF DELAWARE

CERTIFICATE OF CONVERSION OF

BIRDS EYE HOLDINGS, INC.

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY ACT

December 24, 2009

1.) The jurisdiction where the Company first formed is Delaware.

2.) The jurisdiction immediately prior to filing this Certificate is Delaware.

3.) The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware and was incorporated in the State of Delaware on July 11, 2002.

4.) The name of the Corporation immediately prior to filing this Certificate is “Birds Eye Holdings, Inc.”

5.) The name of the limited liability company into which the Corporation is to be converted as set forth in its Certificate of Formation is “Avian Holdings LLC”.

[signature to follow on next page]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion to Limited Liability Company as of the date first written above.

BIRDS EYE HOLDINGS, INC.

By:	/s/ Craig Steeneck
Craig Steeneck
Executive Vice President & Chief Financial Officer

[Signature Page to the Certificate of Conversion]

CERTIFICATE OF FORMATION

OF

AVIAN HOLDINGS LLC

This Certificate of Formation of Avian Holdings LLC (the “Company”), is being duly executed and filed by Philip R. Russ, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del C. § 18-101, et seq).

FIRST:	The name of the limited liability company formed hereby is Avian Holdings LLC.

SECOND:	The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD:	The name and address of the registered agent of the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Avian Holdings LLC this 24th day of December, 2009.

By:	/s/ Philip R. Russ
Name: Philip R. Russ
Title: Authorized Person